Exhibit 99.1

                         STANDARD AUTOMOTIVE CORPORATION
                    280 PARK AVENUE, NEW YORK, NY 10017-1216

PRESS RELEASE                                              FOR IMMEDIATE RELEASE

Contact: Investor Relations
Standard Automotive Corporation
(212) 286-1300
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                 STANDARD AUTOMOTIVE CORPORATION ANNOUNCES THAT
           STEVEN J. MERKER RESIGNS AS CHAIRMAN TO PURSUE NEW VENTURE

Hillsborough, New Jersey, June 5, 2001 --- Standard Automotive Corporation (AMEX: AJX) today announced that Steven J. Merker resigned as Chairman of the Board of Directors upon which he served for the last three years. Mr. Merker will devote the majority of his time to a new entrepreneurial enterprise serving the needs of the power generation, telecommunications, and electronics industries.

Mr. Merker helped establish Standard and played a central role in developing and executing its strategic growth strategy. During this important period for Standard, Mr. Merker has agreed to continue as a member of its Board of Directors. Mr. Merker has been instrumental in the selection of newly elected independent directors and strengthening Standard's executive management team.

Mr. Merker says: "While I will miss my regular contact with the many fine people at Standard, and shareholders who have supported the company, I am confident the firm is being led by an experienced and talented team that will successfully navigate these challenging times in our industries."

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada, and Mexico. Standard manufactures precision products for the aerospace, nuclear, industrial and military markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufacturers trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provides engineering professional services to both government and commercial industry.

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This release contains certain forward-looking statement, which involve known and unknown risks, uncertainties, and other factors not under the Company's control, which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to those detailed in the Company's periodic filings with the Securities and Exchange Commission.